Exhibit 23.2





               CONSENT OF HAMILTON, RABINOVITZ & ASSOCIATES, INC.





Hamilton, Rabinovitz & Associates, Inc. ("HR&A") consents to the incorporation by reference in this Registration Statement of Crane Co. on Form S-8 of the Annual Report on Form 10-K of Crane Co. for the year ended December 31, 2008, in which HR&A is named.




/S/ FRANCINE RABINOVITZ
Hamilton, Rabinovitz & Associates, Inc.
April 20, 2009